Exhibit 99.1

[Letterhead of Credit Suisse Securities (USA) LLC]

The Special Committee of the Board of Directors

NorthStar Real Estate Income Trust, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 25, 2017, to the Special Committee of the Board of Directors of NorthStar Real Estate Income Trust, Inc. (“NorthStar”) as Annex D to, and reference to such opinion letter under the headings “SUMMARY—Opinion of the NorthStar I Special Committee’s Financial Advisor” and “THE COMBINATION AND RELATED TRANSACTIONS—Opinion of the NorthStar I Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving NorthStar, NorthStar Real Estate Income II, Inc., Colony NorthStar Credit Real Estate, Inc. (“Newco”) and certain other parties, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Newco (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

November 20, 2017